Exhibit 10.6

Cooper US, Inc. Nonqualified Stock Option Agreement

Granted to:	Grant Date	Number of Shares of Cooper Industries Ordinary Shares	Option Price Per Share	Employee Number

	Expiration Date	Division

This Agreement is made between Cooper US, Inc., a Delaware corporation, having its principal office in Houston, Texas (the “Company”), and the undersigned, an employee of the Company or an Affiliate or Subsidiary of the Company (the “Employee”). Unless otherwise defined herein, all capitalized terms used in this Agreement are as defined in the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (the “Plan”). As used herein, the term “Company” shall include its Affiliates and Subsidiaries. The parties hereto have agreed as follows:

1. The Company or one of its Affiliates or Subsidiaries offers and Employee accepts employment as an “at will” employee of the Company or Affiliate or Subsidiary consistent with Employee’s current terms and conditions except as specifically modified herein and hereinafter set forth, and such modified terms and conditions shall supersede any conflicting oral or written employment agreement(s) entered into by and between the Company and Employee prior to the date of this Agreement. Employee will provide at least thirty (30) days notice if Employee decides to terminate his or her employment. Likewise, the Company will provide at least thirty (30) days notice of its intention to terminate Employee’s employment.

2. Pursuant to the Plan, the Company grants to the Employee a Nonqualified Stock Option (“Option”) to purchase the above stated number of ordinary shares of Cooper Industries plc (“CBE”), $.01 per share (the “Shares”), at the price stated above, subject to the following conditions:

(a)	The Option rights are exercisable only if and after the Employee shall have remained in the employ of the Company or an Affiliate for one year from the date of grant of this Option (the “Grant Date”). The Option shall become exercisable to the extent of only 33 1/3% of the aggregate number of Shares above specified, after one year, 66 2/3% after two years, and 100% after three years from the Grant Date.

(b)	Except as otherwise provided in Sections 3, 4 and 5 below, the Employee or any permitted transferee of the Option under Section 9 (“Permitted Transferee”), may exercise the Option rights only if the Employee has remained continuously in the employ of the Company or an affiliate from the Grant Date.

(c)	The Option rights shall expire at the end of the period of 7 years commencing with the Grant Date, or upon such earlier expiration or termination date as may be provided by Sections 3, 4, 5 or 10 hereof and such Option rights shall not be exercisable thereafter.

3. If, after the expiration of one year from the Grant Date, the Employee shall cease to be employed by the Company or an Affiliate for any reason other than death, disability or Retirement, the Option rights shall terminate immediately. For purposes of this Agreement, the term “Retirement,” “Retires” or “Retired” means cessation of employment with the Company at a time when the Employee is at least 55 years old and has had at least five years of service with the Company or an affiliate. If the Employee Retires after the expiration of one year from the Grant Date, then Option rights shall continue to vest according to the schedule in Section 2(a) above and the Employee or any Permitted Transferee may exercise the Option rights following such Retirement for a period of five years after Retirement or until the Expiration Date, whichever is lesser.

4. If the Employee shall cease employment as the direct result of permanent and total disability under Cooper’s Group Long-Term Disability Benefit Plan (or such other disability program or plan in which the Employee participates), then all outstanding options granted to the Employee become exercisable immediately and the Employee or any Permitted Transferee may exercise such outstanding options for a period of five years after the cessation of employment resulting from disability or until the Expiration Date, whichever is lesser, irrespective of any restrictions to the contrary contained in Section 2(a) above.

5. If the Employee shall die while in the employ of the Company or an Affiliate, or while Retired with exercisable Options under Section 3, all outstanding options granted to the Employee become exercisable immediately and the person entitled to exercise such Options under Section 9 may exercise such outstanding Options for a period of five years after the date of death or until the Expiration Date, whichever is lesser, irrespective of any restrictions to the contrary contained in Section 2(a) above.

6. The Option may be exercised by delivering to the Company at its principal executive office (directed to the attention of the Secretary or Assistant Secretary) a written notice, signed by the Employee or a Permitted Transferee, as the case may be, of the election to exercise the Option and stating the number of Shares in respect of which it is then being exercised. The Option shall be deemed exercised as of the date the Company receives such notice, accompanied by the payment of the full purchase price of the Shares then to be purchased plus any applicable federal and state taxes. In the event the Option shall be exercised, as provided herein, by any person other than the Employee, such notice shall be accompanied by appropriate evidence of the right of such person to exercise the Option. Payment of the full purchase price may be made in (a) cash, (b) Shares, or (c) any combination of cash and Shares, provided that any Shares used by the Employee in payment of the purchase price must have been acquired (whether by purchase, exchange or otherwise) by the Employee and held for a period of more than six months, and provided further that the Company reserves the right to prohibit the use of Shares as payment of the purchase price. Shares used in payment of

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

the purchase price shall be valued at the closing trading price of such Shares on the New York Stock Exchange or as reported in the consolidated transaction reporting system for the date of exercise. Payment of any applicable state and federal taxes must be made by the Employee upon exercise of the Option, even if the Option is exercised by a Permitted Transferee. Upon the proper exercise of the Option, the Company shall issue in the name of the person exercising the Option, book entry Shares registered with the transfer agent for Cooper Industries plc. The Employee agrees that as holder of the Option he or she shall have no rights as shareholder in respect of any of the Shares as to which the Option shall not have been effectively exercised as herein provided and that no rights as a shareholder shall arise in respect of any Shares as to which the Option shall have been duly exercised until and unless book entry Shares shall have been issued.

7. This Option shall not be exercisable if such exercise would violate:

(a) Any applicable state securities law;

(b) Any applicable registration or other requirements under the Securities Act of 1933, as amended (the “Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the listing requirements of any stock exchange; or

(c) Any applicable legal requirement of any other governmental authority.

Furthermore, if a registration statement with respect to the Shares to be issued upon the exercise of this Option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Act, the Company may require, as a condition to its issuance and delivery of certificates for the Shares, the delivery to the Company of a written statement that the Employee or Permitted Transferee is acquiring such Shares for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands that the Shares may be “restricted securities” as defined in Rule 144 issued under the Act; and that any resale, transfer or other disposition of said Shares will be accomplished only in compliance with Rule 144, the Act, or other or subsequent applicable rules and regulations thereunder. The Company may place on the Shares an appropriate legend reflecting the aforesaid statement and the Company may refuse to permit transfer of such Shares until it has been furnished evidence satisfactory to it that no violation of the Act or the rules and regulations thereunder would be involved in such transfer.

8. In consideration of the granting of this Option by the Company, the Employee agrees that he or she will remain in the employ of the Company or an affiliate for a period of not less than one year from the Grant Date unless during said period his or her employment shall be terminated on account of incapacity or with the consent of the Company or an Affiliate. Nothing herein contained shall limit or restrict any right which the Company or an Affiliate would otherwise have to terminate the employment of the Employee.

9. This Option and the Option rights granted hereunder are not assignable or transferable or subject to any disposition by the Employee otherwise than:

(a) by will or the laws of descent and distribution; or

(b) by gift to any trust or estate in which the Employee or the Employee’s spouse or other immediate relative of the employee has more than a 50% beneficial interest, or to the Employee’s spouse or other immediate relative of the Employee, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs.

In this Agreement, “immediate relative” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-!aw, father-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law, any adoptive relationship or any person sharing the Employee’s household other than as a tenant or employee. The transfer of any Option rights under this Section 9 shall not be effective until the Employee has provided the Company with a written request for the transfer in a form acceptable to the Company and the Company has approved the transfer in writing. All Option rights transferred under this Section 9 shall continue to be subject to the terms and conditions of this Agreement and any Permitted Transferee has only the rights of the Employee contained herein, except that Option rights may not be transferred by a Permitted Transferee otherwise than by will or the laws of descent and distribution.

10. In the event of a reorganization, recapitalization or other change in the capital stock, corporate structure or business of Cooper Industries plc, the Board of Directors shall make appropriate adjustments to the number of Shares subject to the Option and the exercise price so as to maintain the proportionate interest of the Employee and preserve the value of the Option. The Committee has determined, pursuant to Section 15.1 of the Plan, that upon a Change in Control, a New Employer may not honor or assume the Option, nor will a New Employer’s new rights be allowed to be substituted for the Option, and, therefore, the provisions of Section 15.2 of the Plan shall apply to the Option.

11. For purposes of this Agreement, employment by a parent, Subsidiary of or a successor to the Company, or an Affiliate of the Company that is participating in the Plan shall be considered employment by the Company.

12 . The Committee shall have authority, subject to the express provisions of the Plan, to construe this Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of said Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in this Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect. All action by the Committee under the provisions of this paragraph shall be conclusive for all purposes.

13. Notwithstanding any provisions hereof, this Agreement and the Option granted hereunder shall be subject to all of the provisions of the Plan as are in effect from time to time, which provisions are incorporated herein by reference.

14. So long as Employee is employed by the Company, Employee shall not assist in any way, serve in any capacity with, or own, directly or indirectly, any interest in, disclose any Confidential Information to, or copy or retain any Confidential Information for the ultimate use by, a Competitor of the Company (except that Employee may hold an interest in a publicly traded Competitor not exceeding one (1) percent of the Competitor’s outstanding stock). For one (1) year after the termination of Employee’s employment with the Company for any reason without salary and benefits continuation, or if terminated with salary and benefits continuation, during the salary and benefits continuation period and for a period of one (1) year following the end of such salary and benefits continuation, Employee shall not assist in any way, serve in any capacity with, or own, directly or indirectly, any interest in, a Competitor of the Company (except that Employee may hold an interest in a publicly traded Competitor not exceeding one (1) percent) in a Competitive Role in the Restricted Territory. As used herein, “Restricted Territory” means the specific geographic area(s) or territories in which the Employee engaged in business on behalf of the Company. As used herein, a “Competitive Role” means any assistance, service, or ownership relating to the customers, markets, products and/or services for which the Employee held responsibility during the Employee’s employment with Company.

As used herein, “Competitor” of the Company shall include the organizations, including any and all parent corporations, subsidiaries, joint ventures, and successors, named on the attached Exhibit A, as applicable based on the Affiliate or Subsidiary of the Company by which the Employee is employed. Exhibit A may be modified as necessary to reflect any changes in the Competitors of the Company. In the event of a transfer of Employee to another Affiliate or Subsidiary of the Company, Exhibit A shall thereupon be modified to list the competitors of the affiliate or subsidiary to which the Employee is transferred. Where Employee transfers to another Affiliate or Subsidiary of the Company, the current and modified Exhibit A will be in effect concurrently for six (6) months from the date of transfer. Upon completion of the six (6) month period, the modified Exhibit A will supersede and replace the Exhibit A applicable to the Affiliate or Subsidiary from which Employee is transferred. In consideration for the modification to Exhibit A, where Employee transfers to another Affiliate or Subsidiary, Employee will receive additional Confidential Information concerning the Affiliate or Subsidiary. This Agreement will be deemed amended upon Employee’s acceptance of the transfer. With the exception of this modification, this Agreement will remain in full force and effect unless and until superceded by a new Agreement.

As used herein “Confidential Information” is defined to include without limitation the following: marketing data, including analyses and projections, strategies, business plans, product plans and competitive activity data; all financial and profit information not required by law to be published; purchasing or costs data; sales data including customer lists, booking reports, current sales information, strategies, pricing, billing, and other information; products, services, present and future developments, product specifications, designs, manufacturing processes or techniques and manufacturing equipment; personnel compensation and personnel; information related to the cost, quantity and type of raw materials and components utilized in products manufactured by the Company; information related to any product development, designs and prototypes; the Company’s contracts, quotes, quotas, budgets, profits, profit margins, costs, specifications, bids or proposals; the names of and other information concerning the Company’s customers, including information related to customer orders, requests for proposals, quotes, complaints, and preferences; proprietary computer programs and software developed and/or used by the Company; information related to the Company’s patents, trademarks, and copyrights, including information related to potential patent, trademark, or copyright disputes or negotiations regarding same with competitors; and information pertaining to the Company or made available to Employee by the Company and identified or treated as confidential or secret.

15. So long as Employee is employed by the Company and for one (1) year after Employee’s termination from the Company for any reason without salary and benefits continuation, or if terminated with salary and benefits continuation, during the salary and benefits continuation period and for a period of one (1) year following the end of such salary and benefits continuation, Employee shall not, on behalf of Employee or any other period, firm, company business or other legal entity, directly or indirectly, recruit, solicit, influence, encourage or assist others in recruiting, soliciting, influencing, or encouraging, any employee, representatives or advisor of the Company to terminate his or her employment relationship with the Company and/or to work in any manner for Employee, or any entity affiliated with Employee.

16. So long as Employee is employed by the Company and for one (1) year after Employee’s termination from the Company for any reason without salary and benefits continuation, or if terminated with salary and benefits continuation, during the salary and benefits continuation period and for a period of one (1) year following the end of such salary and benefits continuation, Employee shall not, on behalf of Employee, or any other person, firm, company, business, or other legal entity, solicit, contact, call upon, initiate communications with or attempt to initiate communications with any Customer of the Company for the purpose of selling or providing products similar to or competitive with those manufactured or sold by the Company entity employing Employee. As used herein, “Customer” is limited to customers with whom Employee had contact or business dealings while employed by the Company and those customers about whom Employee was provided Confidential Information.

17. In the event the Employee violates any provision of this Agreement, as reasonably determined by CBE’s Board of Directors (the “Board”) or any Committee comprised of members of the Board, or if Employee engages in activities including, but not limited to, (a) performing services for or on behalf of any Competitor of, or competing with, the Company or any Affiliate; (b) a violation of applicable business ethics policies or business policies of the Company or any Affiliate; (c) unauthorized disclosure of material proprietary information of the Company or any Affiliate; (d) fraud or misconduct; (e) an act or acts of personal dishonesty by the Employee intended to result in the personal enrichment of the Employee; (f) wanton and willful misconduct or gross negligence by the Employee in the performance of his duties and obligations;(g) neglect of Employee’s assigned duties; (h) a criminal act including, but not limited to, the arrest or indictment for an alleged criminal act; or (i) any other conduct detrimental to the Company or any Affiliate, including the Company’s or any Affiliate’s reputation as reasonably determined by the Board or any Committee comprised of members of the Board, then (i) any unexercised options granted hereunder (whether vested or unvested) shall immediately be forfeited for no consideration to the Company, and (ii) the Employee shall immediately repay to the Company an amount in cash equal to the excess of (A) the market value of such Common Shares at exercise over (B) the exercise cost to acquire such Common Shares from the Company. Clause (ii) shall only apply with respect to Common Shares acquired by the Employee (A) on or after the date of Employee’s termination of employment or (B) within the three-year period prior to the date of Employee’s termination of employment or, if earlier, the date of Employee’s violation of this Agreement.

18. Employee acknowledges that the Company is relying on Employee’s agreement to comply with the terms of this Agreement as a condition of granting Options to Employees hereunder including complying with Nonqualified Stock Option Agreement with Sections 14, 15, 16 and 17 of this Agreement. If Employee fails to comply with this Agreement, or challenges the enforceability of any of its provisions, or if a Court finds any provision to be unenforceable, Employee will not be entitled to receive or retain the benefits set forth in this Nonqualified Stock Option Agreement.

19. Any claim or dispute arising in connection with the Agreement which is not settled by the parties within sixty (60) days of notice thereof first being given by either party to the other shall be finally settled by arbitration (under the Employment Dispute Resolution Rules of the American Arbitration Association), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over it. There shall be one arbitrator, who shall be compensated at his normal hourly or per diem rate for all time spent in connection with the arbitration proceedings and pending final award appropriate compensation and expenses shall be advanced equally by the parties. The arbitrator shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation, and the award rendered shall not include punitive damages and shall state its reasoning. The arbitrator’s fees and expenses shall be shared equally by each party. This provision is intended to conform to Texas law and said law may be substituted for any term of this provision that does not conform to that law.

20. Employee agrees that in the event of any violation of this Agreement by Employee, the Company shall be entitled, in addition to any other rights or remedies which it might have, to maintain an action for damages and permanent injunctive relief, and in addition the Company shall be entitled to preliminary injunctive relief, it being agreed and understood that the substantive and irreparable damages which the Company might sustain upon any such violation could be impossible to ascertain in advance. Employee further agrees that nothing in this Agreement shall be construed as a limitation upon the remedies the Company might have for any wrongs of Employee.

21. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Texas including all matters of construction, validity and performance. The parties further agree that any lawsuit under this Agreement must be brought in state or federal court in Harris County, Texas.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the Grant Date first above written.

Cooper US, Inc.

By
Heath B. Monesmith
Vice President, Human Resources

Employee Signature
Social Security No.
Home Address